Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)

                                           Nine Months Ended Sep 30     Three Months Ended Sep 30
                                              2004          2003           2004            2003
                                           ----------   ------------    -----------    ------------
BASIC
Average shares outstanding                 89,706,620    81,109,433     90,166,612      85,568,394
Net income                                    $71,274       $13,985        $17,463         ($1,275)
     Per share amount                           $0.79        $ 0.17         $ 0.19         ($ 0.01)
                                                =====         =====          =====           =====
DILUTED
Average shares outstanding                 89,706,620    81,109,433     90,166,612      85,568,394
Effect of dilutive securities based on the
  treasury stock method using the average
  market price if higher than the exercise
  price                                       872,739       175,961        892,127             -   A
                                           ----------    ----------     ----------      ----------
                                           90,579,359    81,285,394     91,058,739      85,568,394
Net income                                    $71,274       $13,985        $17,463         ($1,275)
     Per share amount                           $0.79        $ 0.17         $ 0.19         ($ 0.01)
                                                =====         =====          =====           =====

A - The addition of 119,016 shares would result in antidilution.

The antidilutive stock options outstanding were 2,330,213 and 7,339,695 at September 30, 2004 and 2003, respectively.